Exhibit 10.5
April 5, 2007
Shelley Milano
Chief General Counsel
Dear Shelley:
As we prepare for the proxy and related issues over the next two months, your leadership and contributions are more essential than ever. To that end, I am pleased to offer you a retention bonus in the amount of $300,000. This bonus will be paid in two installments on the following schedule:
•	$50,000 paid on March 9, 2007

•	$250,000 May 31, 2007
If you voluntarily terminate your employment before the second payment, it will not be paid. If your employment is involuntarily terminated for reasons other than misconduct prior to the second payment, it will be paid to you in full upon your termination.
As of June 1, 2007 (“Transition Date”), you shall resign from your office as Senior Vice President and General Counsel of Eddie Bauer, Inc. and shall remain an employee of Eddie Bauer, Inc. Commencing on your Transition Date, you will be paid your current salary on a bi-weekly basis through July 2, 2007. During that period, you have agreed to be available to the Company by phone for consultation on legal matters.
If you have any questions on this program, please contact Shannon Brown or Stacey Ragsdale.
Thank you for your commitment, leadership and hard work.
Sincerely,
/s/ Howard Gross
Howard Gross